Exhibit 16.1

                                 HAMILTON, P.C.
                           2121 S Oneida St., Ste 312
                                Denver, CO 80224
                                 (303) 548-8072

November 14, 2012

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: Raider Ventures Inc.
    File No. 000-54667

Commissioners:

We have read Item 4.01 of the Form 8-K dated November 8, 2012, of Raider Ventures Inc. and are in agreement with the statements contained therein insofar as they relate to our resignation and our audit for the fiscal year ended March 31, 2012 and our reviews of interim financial statements. We agree with the statements concerning our Firm in such Form 8-K. At this time, there are no accounting disagreements on the financial statements audited or reviewed by this firm and filed with the Securities and Exchange Commission. We are not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

Sincerely,


/s/ Hamilton, P.C.
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